Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FINISAR CORPORATION

FIRST:    The name of the corporation (the “Corporation”) is Finisar Corporation.

SECOND:    The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The registered agent at such address is Corporation Service Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). The Corporation shall have perpetual existence.

FOURTH:    The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH:    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or as set forth in the Bylaws. Unless required by the Bylaws, the election of the Board of Directors need not be by written ballot.

SIXTH:    The Board of Directors shall have the power to make, alter or repeal the Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether or not adopted by them.

SEVENTH:    The Corporation shall indemnify (and advance expenses to) its officers and directors to the fullest extent permitted by the DGCL, as amended from time to time.

EIGHTH:    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extend permitted by the DGCL, as so amended. Any real or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.